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                                                               Exhibit 10(lxiii)



                       ANNUAL INCENTIVE COMPENSATION PLAN
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                                      1998


GENERAL
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         NACCO Materials Handling Group, Inc., (the "Company") has established an Annual Incentive Compensation Plan ("Plan") as part of a competitive compensation program for the officers and key management employees of the Company and its Subsidiaries.

PLAN OBJECTIVE
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         The Company desires to attract and retain talented employees to enable the Company to meet its financial and business objectives. The objective of the Plan is to provide an opportunity to earn annual incentive compensation to those employees whose performance has a significant impact on the Company's short-term and longterm profitability.

ADMINISTRATION AND PARTICIPATION
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         The Plan is administered by the Nominating, Organization and
Compensation Committee of the Board of Directors of the Company (the
"Committee").
The Committee:
         a.       May amend, modify or discontinue the Plan.

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b.       Will approve participation in the Plan. Generally, participants will include all employees in NACCO Materials Handling Group salary grades 22 and above. However, the Committee may select any employee who has contributed significantly to the Company's profitability to participate in the Plan and receive an annual incentive compensation award. Subject to paragraphs g and h, below, no employee of NACCO Materials Handling Group shall be eligible to be a participant in the Plan, and no participant in the Plan shall be eligible to receive an award, unless such individual is employed for at least 90 calendar days during the year.
c. Will determine the annual performance criteria which generate the incentive compensation pool.
d. Will determine the total amount of both the target and actual annual incentive compensation pool.
e. Will approve individual incentive compensation awards to officers and employees in NACCO Materials Handling Group above salary grade 29.
f. May delegate to the Chief Executive Officer of the Company the approval of incentive compensation awards to NACCO Materials Handling Group employees in salary grade 29 and below.
g. May consider at the end of each year the award of a discretionary bonus amount to non-participants as an addition to the regular incentive compensation pool on a special one-time basis to motivate individuals not eligible to participate in the Plan.

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h.       May approve a pro-rate incentive compensation award for participants in the Plan whose employment is terminated (1) due to death, disability, retirement or facility closure, such award to be determined pursuant to the provisions of subparagraphs (e) and (f) above, or (2) under other circumstances at the recommendation of the Chief Executive Officer of the Company.

DETERMINATION OF CORPORATE INCENTIVE COMPENSATION POOL
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         Each participant in the Plan will have an individual target incentive compensation percentage which is determined by the participant's salary grade. This percentage is multiplied by the mid-point of the participant's salary grade to determine his individual target incentive compensation award. The total of the target incentive compensation awards of all participants equals the target corporate incentive compensation pool ("Target Pool"). The Target Pool is approved each year by the Committee.

         The actual corporate incentive compensation pool ("Actual Pool") is determined at the end of each year based on the Company's actual performance against specific criteria established in the beginning of the year by the Committee. The Target Pool is adjusted upwards or downwards by corporate performance adjustment factors to determine the Actual Pool. In no event will the Actual Pool exceed 150% of the Target Pool, except to the extent that the Committee elects to increase the Actual Pool by up to 110%, as described below.

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        The Target and Actual Pools may consist of the sum of two or more subpools, provided the subpools have individual objectives.

        It is the intent of the Plan that the Actual Pool, as determined above, will be the final total corporate incentive compensation pool. However, the Committee, in its sole discretion, may increase or decrease by up to 10% the Actual Pool or may approve an incentive compensation pool where there would normally be no pool due to Company performance which is below the criteria established for the year.

        The Actual and Target Pools exclude the Marketing Incentive Plan for regional parts, service, sales and national account managers. However, total compensation or employees covered by the Marketing Incentive Plan will be based on competitive levels.

DETERMINATION OF INDIVIDUAL INCENTIVE COMPENSATION AWARDS
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        Salary grades and the corresponding target incentive percentages for each participant in the Plan will be established at the beginning of each year and approved by the Committee. Individual target incentive compensation will then be adjusted by the appropriate pool or subpool factor. Such adjusted individual incentive compensation will then be further modified based on the team performance to which an individual belongs compared to the team goals for the year, and may be further

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modified based on a Participant's performance as compared to their individual goals for the year.

         The total of all individual incentive compensation awards must not exceed Actual Pool for the Year.

         Below are examples of actual pool and individual award calculations.

         a.       Example calculation for determination actual pool:

INTENTIONALLY LEFT BLANK
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         b. Example calculation for determination of individual incentive compensation award:

                            INTENTIONALLY LEFT BLANK

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